EXHIBIT 3.2

CERTIFICATE OF OWNERSHIP

OF

YOO INC.
(a Delaware corporation)

AND

IX ENERGY HOLDINGS, INC.
(a Delaware corporation)

UNDER SECTION 253 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

The undersigned corporations organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO HEREBY CERTIFY:

FIRST:	That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION

Yoo Inc.	Delaware

IX Energy Holdings, Inc.	Delaware

SECOND:	That 100% of the outstanding stock of IX Energy Holdings, Inc. is owned by Yoo Inc.

THIRD:	That the name of the surviving corporation of the merger is Yoo Inc., which will continue its existence as said surviving corporation under the name IX Energy Holdings, Inc.

FOURTH:
That the Certificate of Incorporation of Yoo Inc., a Delaware corporation, the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation, except that article FIRST relating to the name shall be struck and shall be substituted in lieu therefor the following article:

“FIRST: The name of the corporation is IX Energy Holdings, Inc.”

FIFTH:	This merger shall be effective on January 16, 2009.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 5th day of January, 2009.

YOO INC.

By: /s/ Steven Hoffman
Name: Steven Hoffman
Title: Chief Executive Officer

IX ENERGY HOLDINGS, INC.

By: /s/ Steven Hoffman
Name: Steven Hoffman
Title: Chief Executive Officer

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
YOO INC.

The undersigned, being the directors of Yoo Inc. (the “Corporation”), acting by written consent pursuant to Delaware General Corporation Law, does hereby consent to the adoption of, and does hereby adopt, the following resolutions:

RESOLVED, that the Corporation’s wholly-owned subsidiary, IX Energy Holdings, Inc., be merged with and into the Corporation, and that upon the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware, the Company's name shall be changed to IX Energy Holdings, Inc.

RESOLVED, that the Corporation effect a stock dividend, whereby each stockholder of record on January 12, 2009 will receive one and three fourths (1.75)  shares of common stock for every share of common stock which they own.  The record date for the dividend shall be January 12, 2009 and the payment date shall be on or about January 19, 2009.

RESOLVED, that the Chief Executive Officer, the President, of the Corporation (collectively, the "Authorized Officers") be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.

RESOLVED, that the action taken by this consent shall have the same force and effect as if taken at a meeting of the Board of Directors of the Corporation, duly called.

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, consents hereto in writing as of January 5, 2009 and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

/s/ Zfi Pessahc Frank
Zvi Pessahc Frank

/s/ Steven Hoffman
Steven Hoffman

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